Exhibit 10.8

STOCK PURCHASE AGREEMENT

Common Stock Shares in Cannapharmarx Inc sold by

Cannapharmarx Inc. To BHP Capital NY, Inc.

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY ANYONE WHO CANNOT AFFORD THE LOSS OF HIS/HER ENTIRE INVESTMENT. SEE “RISK FACTORS.”

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED WITH OR APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Stock Purchase Agreement (this “Agreement”) is made effective on March 31, 2021 by and between the below person(s) and or firm(s) identified as the "Seller(s)," and the below person(s) and or firm(s) identified as the "Purchaser(s)."

BACKGROUND

Seller wishes to sell to Purchaser, and Purchaser wishes to purchase, a total number of shares of the stock of the "Company," identified below as to the Shares of the Sellers;

NOW, THEREFORE, in consideration of the premises and mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

PURCHASE OF SHARES

1.1.          Purchase. On the Closing, Seller hereby agrees to sell and transfer to Purchaser those total shares on the signature page hereof in the Company (the "Shares" or the “Purchased Shares”) on the terms and conditions as set forth in this Agreement. The Parties agree that if at any time after the Closing, which is the date of execution of this Agreement, any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action including the execution and delivery of such further instruments and documents as any other Party may reasonably request, all at the sole cost and expense of the requesting Party. The Seller, and the “Company” joining below, confirm to the Purchaser and to whomever it may concern, that the intention of this Agreement is that the Purchaser shall not be deemed an affiliate, and the Company confirms that the ownership of the Purchaser of the securities referenced herein shall not cause the Purchaser to become an affiliate of the Company, and the Purchaser shall own under ten percent (10%) of the common stock of the Company as of Closing.

1.2.           Purchase Price and Payment. The purchase price, for the initial block of 2,000,000 Purchased Shares is and shall be paid at Closing as outlined in Section 1.3.

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1.3.           Closing. The closing of the sale of the Purchased Shares shall occur on the occurrence of the following events:

•	issuance of the stock in book-entry at the transfer agent;

•	the filing of an amendment to the Company’s S-1;

•	an agreement from existing lenders of the Company to forego selling shares of Common Stock of the Company for thirty (30) days after the S-1 amendment is declared effective by the SEC;

•	the initiation of the DWAC process; and

•	the filing of the December 31, 2020 Form 10-K.

On the occurrence of the conditions of this Section 1.3, the initial tranche of $200,000 will be promptly paid to the Company.

1.4.          Closing Documents. On or about the Closing, each party shall execute and deliver to the other a complete set, consisting of a true and complete copy duly executed, of the Transaction Documents, as follows:

(i)	Confirmation of payment;
(ii)	An Executed copy of this Agreement;
(iii)	The Certificate evidencing the Purchased Shares;
(iv)	Registration Rights Agreement;
(v)	Post-Effective Amendment to the Prospectus filed with the Securities and Exchange Commission

Delivered to one another and the transfer agent of the Company, as applicable, and on and after the Closing:

Such additional reasonable documents as needed by reasonable request of counsel to the Company and or transfer agent of the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1           Representations and Warranties of Seller

Seller hereby represents and warrants to Purchaser as follows:

2.1.1        Organization and Good Standing. Seller has all requisite power and authority to enter into this Agreement and, if an entity, is duly organized, validly existing and in good standing under the laws of its respective state.

2.1.2        No Conflict. No other person has any right to or right of first refusal or any preemptive rights in connection with the Purchased Shares and there is no restriction or limitation on the sale or transfer of the Purchased Shares, or with respect to any future offer, transfer or sale of said securities. The Purchased Shares, therefore, shall be transferred to the Purchaser free and clear of any and all liens or other encumbrances.

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2.1.3        Authorization. All corporate action on the part of Seller if a company necessary for the authorization, execution and delivery of the Transaction Documents and the transactions contemplated thereby, the performance of all obligations of Seller under the Transaction Documents and the authorization, transfer and delivery of the Purchased Shares pursuant to this Agreement has been taken. Each of the Transaction Documents constitutes the valid and legally binding obligation of Seller enforceable in accordance with its terms.

2.1.4        Litigation. There is no action, suit, proceeding or investigation pending or, to Seller’s knowledge, threatened against Seller or the Company that would relate in any way to the Shares.

2.1.5        No Broker. No broker, agent, financial advisor or other intermediary has acted on behalf of Seller in connection with this Agreement.

2.1.6        Full Disclosure. Seller has all of the information it has requested for deciding whether to sell the Shares.

2.1.7        Post-Effective Amendment to the Prospectus. Seller will file Post-Effective Amendment to the Prospectus to name BHP Capital NY, Inc. as a Selling Shareholder for 4,000,000 shares of the Company’s common stock.

2.1.8        Use of Proceeds. The proceeds received from the Purchaser pursuant to this Agreement shall be used solely to consummate and close cannabis and cannabis-related transactions.

2.2            Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller as follows:

2.2.1        Organization and Good Standing. Purchaser has all requisite power and authority to enter into this Agreement and, if an entity, is duly organized, validly existing and in good standing under the laws of its respective state.

2.2.2         No Conflict. No other person has any right to or right of first refusal or any preemptive rights in connection with the Purchased Shares.

2.2.3        Authorization. All corporate action on the part of Purchaser necessary for the authorization, execution and delivery of the Transaction Documents and the transactions contemplated thereby, the performance of all obligations under the Transaction Documents and the authorization, transfer and delivery of the payment pursuant to this Agreement has been taken. Each of the Transaction Documents constitutes the valid and legally binding obligation of Purchaser enforceable in accordance with its terms.

2.2.4        No Broker. No broker, agent, financial advisor or other intermediary has acted on behalf of Seller in connection with this Agreement.

2.2.5        Full Disclosure. Purchaser has all of the information it has requested for deciding whether to sell the Shares. Purchaser is an accredited sophisticated investor as defined under the laws and regulations including Regulation D.

ARTICLE III

RESTRICTIONS ON TRANSFER

None of the Purchased Shares to be sold to the Purchaser shall have any restriction that would keep the shares from being sold, transferred, assigned, pledged, hypothecated or otherwise disposed of except as referenced under SEC Rule 144.

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ARTICLE IV

INDEMNIFICATION

Seller will hold harmless Purchaser, and each other person, if any, who controls Purchaser, and also each employee, officer, attorney, and trustee of or relating to the Purchaser insofar as any losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any of the Transaction Documents by the Seller or due to a breach of any representation, warranty, covenant, or promise of Seller herein.

ARTICLE V

ADDITIONAL PROVISIONS

A.            Gender. Wherever the context shall require, all words herein in the masculine gender shall be deemed to include the feminine or neuter gender, all singular words shall include the plural, and all plural shall include the singular.

B.            Severability. If any provision hereof is deemed unenforceable by a court of competent jurisdiction, the remainder of this Agreement, and the application of such provision in other circumstances shall not be affected thereby.

C.             Further Cooperation. From and after the date of this Agreement, the Seller agrees to execute whatever additional reasonable documentation or instruments as are necessary to carry out the intent and purposes of this Agreement or to comply with any law.

D.             Waiver. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the waiving party. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth herein, shall not be construed as a waiver or relinquishment of any other condition, promise, agreement or understanding set forth herein or of the right to insist upon strict performance of such waived condition, promise, agreement or understanding at any other time.

E.             Expenses. Except as otherwise provided herein, each party hereto shall bear all expenses incurred by each such party in connection with this Agreement and in the consummation of the transactions contemplated hereby and in preparation thereof.

F.              Amendment. This Agreement may only be amended or modified at any time, and from time to time, in writing, executed by the parties hereto.

G.             Notices. Any notice, communication, request, reply or advice (hereinafter severally and collectively called “Notice”) in this Agreement provided or permitted to be given, shall be made or be served by delivering same by overnight mail, fax, email or by delivering the same by a hand- delivery service, to the party to the address/fax number set forth herein, and such Notice shall be deemed given when so delivered.

H.             Captions. Captions herein are for the convenience of the parties and shall not affect the interpretation of this Agreement.

I.               Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and is valid by fax or email.

J.              Assignment. This Agreement is not assignable without the written consent of the parties.

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K.            Parties in Interest. Provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by Purchaser and Seller, their heirs, executors, administrators, other permitted successors and assigns, if any. Nothing contained in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation over, or action against, any party to this Agreement.

L.             Entire Agreement. This Agreement and the Exhibits attached hereto constitute the entire agreement and understanding of the parties on the subject matter hereof and supersede all prior agreements and understandings.

M.           Construction. This Agreement shall be governed by the laws of the State below, without reference to conflict of laws and the sole venue for any action, claim or dispute in respect of this Agreement shall be such court of competent jurisdiction as is located in the county or city noted below. The parties agree and acknowledge that each has reviewed this Agreement and the normal rule of construction that agreements are to be construed against the drafting party shall not apply in respect of this Agreement given the parties have mutually negotiated and drafted this Agreement.

N.             Independent Legal Counsel. The parties hereto agree that (i) each has retained independent legal counsel in connection with the preparation and of this Agreement, (ii) each has been advised of the importance of retaining legal counsel, and (iii) by the execution of this Agreement, each party who has not retained independent legal counsel acknowledges having waived such right.

O.             Tax Consequences. No representations or promises have been made to the Seller by any party or affiliate other than the promise to pay for the Purchased Shares, made by the Purchaser, herein. Seller is responsible for Seller's tax consequences. No representations or promises have been made to the Purchaser by any party or affiliate other than the promise to deliver the Shares and as stated herein, made by the Seller, herein. Purchaser is responsible for Purchaser's tax consequences.

P.              Execution by Facsimile or PDF. This Agreement may be executed by facsimile or portable document format, which shall have the same effect and force as an original signature.

The parties hereto have executed this Agreement the date effective date written above.

•	Purchaser: BHP Capital NY, Inc.

•	Purchase Price Due Seller: up to $400,000; initial tranche to be $200,000.00

•	Number of Shares: up to 2,000,000 Free Trading Registered Shares, with the initial tranche to be 2,0500,000 Free Trading Registered Shares

•	Company: Cannapharmarx Inc.; CPMD trading symbol

•	Effective Date of this Agreement: March 31, 2021

•	Seller Name: Cannapharmarx Inc.

•	State Law Controlling This Agreement: New York

•	Sole Venue: New York County, New York

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IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Seller:

Dominic Colvin President and CEO

By: Cannapharmarx Inc.

Purchaser:

BHP Capital NY, Inc.
By: Bryan Pantofel, President

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